EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SourceForge, Inc.
Mountain View, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-92409; 333-92391; 333-38768; 333-38766; 333-38874; 333-59096; 333-71944; 333-101965; and 333-116778) of SourceForge, Inc. (formerly known as VA Software Corporation) of our report dated October 31, 2005, relating to the consolidated financial statements and financial statement schedule, before the effects of the adjustments to retrospectively account for the software business as a discontinued operation as described in Notes 1 and 11 (the 2005 financial statements before the effects of the adjustments described in Notes 1 and 11 are not presented separately herein), which appears in this Annual Report on Form 10-K/A.

/s/ BDO Seidman, LLP
San Jose, California December 7, 2007